Exhibit 99.1

For Immediate Release

Patriot Scientific CEO David Pohl to Retire

CARLSBAD, Calif. -- April 26, 2007 -- Patriot Scientific Corporation (OTC Bulletin Board: PTSC) today announced that Chairman and CEO David H. Pohl has notified them of his intent to retire from the position of chief executive officer as soon as a new CEO is appointed. He will continue to serve as chairman of the board.

"I decided that my 70th birthday in June would be a good time to step aside from daily business operations and let someone else take the wheel," Pohl stated. "With that in mind, I informed the board of directors of my intent last February. Since that time the board has been identifying and considering various candidates for the position."

The search for a new candidate is being spearheaded by Carlton M. Johnson Jr., chairman of the executive committee of the Patriot Scientific Board of Directors. "The board appreciates the fine job David has done while serving as our CEO,” said Johnson. “We have asked him to continue to serve as our chairman and we are delighted that he has agreed."

Pohl was named chairman and CEO in June 2005. At that time the company replaced its former management team and embarked upon a new strategic alliance in a joint venture with The TPL Group to commercialize their jointly owned MMP Portfolio patent portfolio. The MMP Portfolio patents protect design techniques that have become essential to myriad consumer and commercial digital systems ranging from computers, DVD players, cell phones and portable music players, to communications infrastructure, medical equipment and automobiles. Sixteen major electronics manufacturers have signed licenses since January of 2006 to utilize technology covered by one or more patents in the portfolio.

"I am passionate about Patriot Scientific and its potential for the future, and nothing on the horizon dims my positive outlook," said Pohl. "I believe that a publicly held company like Patriot Scientific, with a wide base of shareholders, millions of dollars in the bank and no long-term debt is wonderfully poised to create and take advantage of some terrific business opportunities in its future, in addition to capitalizing on licensing its valuable patent portfolio."

“It has been an honor to serve in this important position while Patriot Scientific has progressed through this critical transition in its corporate history,” he continued. “I am looking forward to continuing to help shape the future of this great company in my ongoing role as chairman while a new dynamic CEO steps into place to contribute his experience, energy and vision toward creating increased value for our shareholders,” Pohl concluded.

Patriot Scientific will hold its annual meeting of shareholders Friday, April 27, 2007 at the La Costa Resort and Spa in Carlsbad, California. Proxy statements were mailed to shareholders April 9, 2007. Further information is available on the company’s web site at http://www.ptsc.com.

About Patriot Scientific
Patriot Scientific is a leading intellectual property licensing company that develops, markets and enables innovative technologies to address the demands in fast-growing markets such as wireless devices, smart cards, home appliances and gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices and industrial controllers. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.ptsc.com.

Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may also be found at http://www.hawkassociates.com, http://www.americanmicrocaps.com, and at www.agoracom.com/IR/Patriot, in addition to the company’s web site.

About the Patent Portfolio
The patent portfolio, marketed as the Moore Microprocessor Patent Portfolio, contains intellectual property that is jointly owned by the publicly held Patriot Scientific Corporation and the privately held TPL Group. The portfolio encompasses seven U.S. patents as well as their European and Japanese counterparts. Both TPL and Patriot assert that their jointly owned patents protect techniques used in designing microprocessors, microcontrollers, Digital Signal Processors (DSPs), embedded processors and System-on-Chip (SoC) implementations. The MMP Portfolio is exclusively managed by Alliacense, a TPL Group Enterprise.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.
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Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC and Ignite are trademarks of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

CONTACTS:

Patriot Investor Relations:
Hawk Associates, Frank Hawkins or Ken AuYeung (305) 451-1888
info@hawkassociates.com

AGORACOM Investor Relations, PTSC@Agoracom.com
www.agoracom.com/IR/Patriot

Patriot Media Relations: The Hoffman Agency, John Radewagen, (408) 975-3005
jradewagen@hoffman.com